Exhibit 99.1

Axcelis Announces Financial Results for Fourth Quarter and Full Year 2024

Q4 Highlights:

•	Revenue of $252.4 million
•	Operating Margin of 21.6%
•	Diluted earnings per share of $1.54

BEVERLY, Mass.— Feb. 10, 2025—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the fourth quarter and full year ended December 31, 2024.

For the full year 2024, the Company reported revenue of $1.02 billion, compared with $1.13 billion for the full year 2023. Systems revenue for the year was $782.6 million, compared to $883.6 million in 2023. Operating profit was $210.8 million in 2024, compared to $265.8 million in 2023. Net income for the year was $201 million with diluted earnings per share of $6.15, compared to net income of $246.3 million and diluted earnings per share of $7.43 in 2023. Gross margin for the year was 44.7%, compared to 43.5% in 2023.

The Company reported fourth quarter revenue of $252.4 million, compared to $256.6 million for the third quarter of 2024. Gross margin for the quarter was 46.0%, compared to 42.9% in the third quarter. Operating profit for the quarter was $54.5 million, compared to $46.9 million for the third quarter. Net income for the quarter was $50 million, or $1.54 per diluted share, compared to $48.6 million, or $1.49 per diluted share in the third quarter.

President and CEO Russell Low commented, “Axcelis exited the year on a strong note, with fourth quarter revenue and profitability exceeding our expectations. As we look ahead to 2025, we anticipate a near term cyclical digestion period, as customers absorb the robust investments they’ve made into mature node capacity over the past few years – particularly in China. We are focused on capturing the long-term growth opportunities that lie ahead by investing in product innovation, managing our costs, and working closely with customers on their technology roadmaps – all of which will put us in an even stronger position for the next upturn.”

Executive Vice President and Chief Financial Officer Jamie Coogan said, “We are pleased with our financial execution in 2024. Despite a decline in revenue, we were able to deliver higher gross margins, generate solid free cash flow, return capital to shareholders via buyback, and exit the year with a stronger balance sheet that allows us to invest during this cyclical digestion period and drive long term value creation.”

Business Outlook

For the first quarter ending March 31, 2025, Axcelis expects revenues of approximately $185 million, and earnings per diluted share of approximately $0.38.

Fourth Quarter and Full Year 2024 Conference Call

The Company will host a call to discuss the results for the fourth quarter and full year 2024 on Tuesday, February 11, 2025, at 8:30 a.m. ET. The call will be available via webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com, or by registering as a participant here:

https://register.vevent.com/register/BIb4b94bbc1cf744869eeb20b9a9be88a7
Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 45 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

CONTACTS:

Investor Relations Contact:

David Ryzhik

Senior Vice President, Investor Relations and Corporate Strategy

Telephone: (978) 787-2352

Email: David.Ryzhik@axcelis.com

Press/Media Relations Contact:

Maureen Hart

Senior Director, Corporate & Marketing Communications

Telephone: (978) 787-4266

Email: Maureen.Hart@axcelis.com

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue:
Product	$241,254	$300,603	$976,881	$1,095,650
Services	11,163	9,685	40,984	34,954
Total revenue	252,417	310,288	1,017,865	1,130,604
Cost of revenue:
Product	125,402	163,801	524,451	608,112
Services	10,792	8,591	38,760	31,191
Total cost of revenue	136,194	172,392	563,211	639,303
Gross profit	116,223	137,896	454,654	491,301
Operating expenses:
Research and development	27,654	24,911	105,497	96, 907
Sales and marketing	16,563	16,659	68,046	62,805
General and administrative	17,475	17,275	70,317	65,794
Total operating expenses	61,692	58,845	243,860	225,506
Income from operations	54,531	79,051	210,794	265,795
Other income (expense):
Interest income	6,277	5,375	24,403	18,199
Interest expense	(1,444)	(1,320)	(5,462)	(5,347)
Other, net	(719)	4,300	539	(48)
Total other income	4,114	8,355	19,480	12,804
Income before income taxes	58,645	87,406	230,274	278,599
Income tax provision	8,689	16,350	29,282	32,336
Net income	$49,956	$71,056	$200,992	$246,263
Net income per share:
Basic	$1.54	$2.17	$6.17	$7.52
Diluted	$1.54	$2.15	$6.15	$7.43
Shares used in computing net income per share:
Basic weighted average shares of common stock	32,424	32,708	32,552	32,758
Diluted weighted average shares of common stock	32,514	33,031	32,704	33,165

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$123,512	$167,297
Short-term investments	447,831	338,851
Accounts receivable, net	203,149	217,964
Inventories, net	282,225	306,482
Prepaid income taxes	6,420	—
Prepaid expenses and other current assets	60,471	49,397
Total current assets	1,123,608	1,079,991
Property, plant and equipment, net	53,784	53,971
Operating lease assets	29,621	30,716
Finance lease assets, net	15,346	16,632
Long-term restricted cash	7,552	6,654
Deferred income taxes	68,277	53,428
Other assets	50,593	40,575
Total assets	$1,348,781	$1,281,967
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,928	$54,400
Accrued compensation	25,536	31,445
Warranty	13,022	14,098
Income taxes	—	6,164
Deferred revenue	94,673	164,677
Current portion of finance lease obligation	1,345	1,511
Other current liabilities	26,018	12,834
Total current liabilities	207,522	285,129
Long-term finance lease obligation	42,329	43,674
Long-term deferred revenue	43,501	46,208
Other long-term liabilities	42,639	42,074
Total liabilities	335,991	417,085

Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,365 shares issued and outstanding at December 31, 2024; 32,685 shares issued and outstanding at December 31, 2023	32	33
Additional paid-in capital	548,654	547,189
Retained earnings	470,318	319,506
Accumulated other comprehensive loss	(6,214)	(1,846)
Total stockholders’ equity	1,012,790	864,882
Total liabilities and stockholders’ equity	$1,348,781	$1,281,967

Axcelis Technologies, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2024	2023	2024	2023
Cash flows from operating activities
Net income	$49,956	$71,056	$200,992	$246,263
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,267	3,581	15,809	13,069
Stock-based compensation expense	5,380	5,239	20,951	18,269
Other	(442)	(14,565)	(11,532)	(23,503)
Change in operating assets and liabilities, net	(46,381)	264	(85,402)	(97,229)
Net cash provided by operating activities	12,780	65,575	140,818	156,869

Cash flows from investing activities
Expenditures for property, plant and equipment and capitalized software	(4,658)	(10,153)	(12,181)	(20,656)
Other changes in investing activities, net	13,779	(16,526)	(96,545)	(80,202)
Net cash provided by (used in) investing activities	9,121	(26,679)	(108,726)	(100,858)

Cash flows from financing activities
Repurchase of common stock	(15,131)	(15,001)	(60,489)	(52,499)
Other changes from financing activities, net	588	(22)	(10,703)	(15,769)
Net cash used in financing activities	(14,543)	(15,023)	(71,192)	(68,268)

Effect of exchange rate changes on cash and cash equivalents	(3,013)	1,128	(3,787)	(139)
Net increase (decrease) in cash, cash equivalents and restricted cash	4,345	25,001	(42,887)	(12,396)

Cash, cash equivalents and restricted cash at end of period	$131,064	$173,951	$131,064	$173,951